EXHIBIT 10.6

ACKNOWLEDGEMENT

AND RELEASE AGREEMENT

READ IT CAREFULLY

NOTICE TO WILLIAM HUMMEL

This is a very important legal document, and you should carefully review and understand the terms and effect of this document before signing it.  By signing this Acknowledgement and Release (“Release Agreement”), you are agreeing to completely release First Perry Bancorp, Inc., the First National Bank of Marysville, HNB Bancorp, Inc., Halifax National Bank, and the holding company created under the Agreement and Plan of Consolidation between First Perry Bancorp, Inc. and HNB Bancorp, Inc. dated on or about June 18, 2008 currently referred to as Riverview Financial Corporation, and their subsidiaries, affiliates, directors and officers.  Therefore, you should consult with an attorney before signing this Agreement.  You have twenty-one (21) days from the day of receipt of this document to consider the Agreement. The twenty-one (21) days will begin to run on the day after receipt.  If you choose to sign the Agreement, you will have an additional seven (7) days following the date of your signature to revoke the Agreement, and the Agreement shall not become effective or enforceable until the revocation period has expired.

This Acknowledgement and Release Agreement (the “Release Agreement”) is entered into as of June 18, 2008, by and among First Perry Bancorp, Inc. (“First Perry”), the First National Bank of Marysville (“Marysville”), HNB Bancorp, Inc. (“HNB”), Halifax National Bank (“Halifax”), the holding company created under the Agreement and Plan of Consolidation between First Perry Bancorp, Inc. and HNB Bancorp, Inc. dated June 18, 2008 currently referred to as Riverview Financial Corporation (“Holding Company”), and William Hummel (“Executive”).

WHEREAS, Executive is the Chief Executive Officer of First Perry and Marysville;

WHEREAS, First Perry and HNB will enter into an Agreement and Plan of Consolidation dated June 18, 2008 (“Consolidation Agreement”) pursuant to which First Perry and HNB shall consolidate into the new Holding Company which is a Pennsylvania business corporation (the “Consolidation”);

WHEREAS, pursuant to the Consolidation Agreement, Marysville has agreed to make the payments set forth herein in exchange for the execution of this Release Agreement and an employment agreement between the Holding Company and Executive (“Hummel Employment Agreement”);

WHEREAS, First Perry and HNB are only willing to enter into the Consolidation Agreement on the condition that Executive provides the inducements set forth in this Agreement by executing this Release Agreement and entering into the Hummel Employment Agreement.

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, it is agreed as follows:

1.             Retirement.  Executive, First Perry, Marysville, HNB, and Halifax hereby mutually agree that the Executive shall retire from the position of Chief Executive Officer of First Perry and Marysville absolutely at the effective time of the Consolidation, as defined in the Consolidation Agreement.

2.             Consideration.  Beginning on the effective date of the Consolidation, as defined in the Consolidation Agreement, in consideration of signing this Release Agreement, First Perry shall pay Executive the equivalent to one year’s salary in twenty-four equal monthly installments.

3.             Release and Waiver.

Executive, on behalf of himself, his heirs and assigns, irrevocably and unconditionally releases First Perry, Marysville, HNB, Halifax, Holding Company and their respective predecessors, successors, affiliates, subsidiaries, parents, partners, shareholders, directors, officers, agents, employees, attorneys, and all other persons or entities who could be said to be jointly or severally liable with them from all claims, controversies, liabilities, demands, causes of action, debts, obligations, promises, acts, agreements, and damages of whatever kind or nature, whether known or unknown, suspected or unsuspected, foreseen or unforeseen, liquidated or contingent, related to Executive’s employment, termination of employment, including but not limited to, any and all claims for breach of express or implied contract or covenant of good faith and fair dealing (whether written or oral), all claims for retaliation or violation of public policy, breach of promise, detrimental reliance or tort (e.g. intentional infliction of emotional distress, defamation, wrongful termination, interference with contractual or advantageous relationship, etc), whether based on common law or otherwise; all claims arising under Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act; the Federal Older Workers Benefit Protection Act, the Family and Medical Leave Act, any Whistleblower provision of any statute or law, the Americans with Disabilities Act; the Employee Retirement Income Security Act of 1974, any other statute, regulation or law or amendments thereto, claims for emotional distress, mental anguish, personal injury, loss of consortium; any and all claims that may be asserted on

Executive’s behalf by others (including the Equal Employment Opportunity Commission); or any other federal, state or local laws or regulations relating to employment or benefits associated with Executive’s employment.

EXECUTIVE ACKNOWLEDGES AND AGREES THAT THIS RELEASE IS A FULL AND FINAL BAR TO ANY AND ALL CLAIM(S) OF ANY TYPE THAT HE MAY NOW HAVE AGAINST FIRST PERRY, MARYSVILLE, HNB, HALIFAX, AND HOLDING COMPANY TO THE EXTENT PROVIDED ABOVE BUT THAT IT DOES NOT RELASE ANY CLAIMS THAT MAY ARISE AFTER THE DATE OF THIS AGREEMENT.

4.             Acceptance Period.

The following notice is included in this Release Agreement as required by the Older Workers Benefit Protection Act:

You have up to twenty-one (21) days from the date of receipt of this release to accept the terms of this release, although you may accept it at any time within those twenty-one (21) days.  You are advised to consult with an attorney regarding this release.

The twenty-one (21) day period will begin to run on the day after Executive receives this Release Agreement.  It will then run for a full twenty-one (21) calendar days and expire at the end of the twenty-first day (the “Acceptance Period”).  In order to accept this Release Agreement, Executive must sign his name and date his signature at the end of this letter and return it to HNB and First Perry via Renee Lieux, Bybel Rutledge LLP, 1017 Mumma Road, Suite 302, Lemoyne, Pennsylvania 17043.  If the twenty-first day of the Acceptance Period falls on a Saturday, a Sunday, or a legal holiday, Ms. Lieux’s receipt of his acceptance by the close of business on the next business day immediately following such Saturday, Sunday or legal holiday will be sufficient to effect a timely acceptance of this Release Agreement.

5.             Revocation Period.  Executive has the right to revoke this Release Agreement at any time within seven (7) days from the date Executive signs and delivers this Agreement to First Perry and HNB (the “Revocation Period”), and this Agreement will not become effective and enforceable until the Revocation Period has expired.  (NOTE:  The Revocation Period will begin on the day after the day on which Executive has signed this Agreement and delivered it to First Perry and HNB and, as indicated by the date Executive affixes to his signature at the end of this Agreement.  It will then run for seven calendar days and expire at the end of the seventh day.)  In order to revoke this Agreement, Executive must notify First Perry and HNB in writing of his decision to revoke the Agreement.  Executive must ensure that First Perry and HNB (via Ms. Lieux, at the address indicated in Paragraph 4 above) receives his written notice of revocation at her office in Lemoyne, Pennsylvania within the aforementioned Revocation Period.  If the seventh day of the

Revocation Period falls on a Saturday, a Sunday, or a legal holiday, First Perry and HNB’s receipt of his notice of revocation by the close of business on the next business day immediately following such Saturday, Sunday or legal holiday will be sufficient to effect a timely revocation of this Agreement.  Provided that the Revocation Period expires without Executive having revoked this Agreement, this Agreement shall take effect on the next day following the Revocation Period, and such next day shall constitute the Effective Date hereof.

Executive further agrees that the consideration described in this Release Agreement shall be in full satisfaction of any and all claims for payments or benefits, whether expressed or implied, that Executive may have arising out of his employment relationship, or his service as an employee or officer of HNB or Halifax, the termination of such employment relationship.

6.             Cooperation and Non-Disparagement.  Executive agrees that he will not disparage or make derogatory comments about First Perry, Marysville, HNB, Halifax, Holding Company or any of their subsidiaries or affiliates and including their present and former officers, directors, employees, agents, or attorneys, or their business practices.

7.             Confidential Information; Nonsolicitation and Noncompetition.

a.             Executive agrees that he will not communicate the terms and conditions of this Agreement or the negotiations preceding it to any persons other than his spouse, attorneys and tax advisors.

b.             Executive hereby acknowledges that as a result of his employment, he has had access to, obtained, or developed certain confidential, nonpublic, and/or legally privileged information, which includes, but is not limited to: information relating to First Perry’s, Marysville’s, HNB’s, Halifax’s, and Holding Company’s past, present or future business activities; trade secrets; financial information; technical systems; new product development; acquisition prospects and strategies; compliance matters; information contained in personnel files and medical files; the business operations; the internal structure of First Perry, Marysville, HNB, Halifax, and Holding Company; the names of and any and all information, including personal consumer information requiring protection under federal financial privacy laws, respecting the past, present and prospective customers or clients of First Perry, Marysville, HNB, Halifax, and Holding Company; target customers or markets; past, present or future research done by Corporation respecting the business or operations of First Perry, Marysville, HNB, Halifax, and Holding Company; financial information; vendor or provider contracting arrangements; funding sources, services; systems; methods of operation; sales and marketing information; methods; procedures; referral sources, referral source information, or referral lists; revenues; costs; expenses; operating data; reimbursements; contracts; contract forms; arrangements; plans; prospects; correspondence; memoranda and office records; electronic and data processing files and records; identities, addresses, telephone numbers, electronic mail addresses, or other methods of contacting persons who might use or currently use the services of or who have been customers of First Perry, Marysville, HNB, Halifax, and Holding Company (“Information”).  All such Information, marketing methods, supplies, files (closed or pending), literature, policies and procedure manuals, as well as any information regarding any and all aspects of First Perry, Marysville, HNB, Halifax, and Holding Company, or being used by First Perry, Marysville, HNB, Halifax, and Holding Company, are the sole and confidential property of First Perry, Marysville, HNB, Halifax, and Holding Company and shall be treated as confidential.  Executive agrees to hold inviolate, not to disclose, and to keep secret all such Information and will not for any reason or purpose use, permit to be used, or disclose to any party any Information.

c.             Executive hereby acknowledges and recognizes the highly competitive nature of the business of Holding Company and accordingly agrees that, for two years from the effective date as defined in the Consolidation Agreement, Executive shall not, except as otherwise permitted in writing by the Holding Company (i) be engaged, directly or indirectly, either for his own account or as agent, consultant, employee, partner, officer, director, proprietor, investor (except as an investor owning less than 5% of the stock of a publicly owned company) or otherwise of any person, firm, corporation or enterprise engaged in the banking (including bank holding company) or financial services industry in Perry, Cumberland or Dauphin County (“Non-Competition Area”) or (ii) directly or indirectly solicit persons or entities who were customers or referral sources of First Perry, Marysville, HNB, Halifax, and Holding Company or their subsidiaries to become a customer or referral source of a person or entity other than First Perry, Marysville, HNB, Halifax, and Holding Company or their subsidiaries.

8.             First Perry, Marysville, HNB, Halifax, or Holding Company Not Executive’s Advisor.  First Perry, Marysville, HNB, Halifax, and Holding Company make no representation or warranty, express or implied, to Executive regarding the treatment of this Release Agreement or any payments Executive may receive by virtue of or in connection with any provision of this Release Agreement, under state, federal, or local laws pertaining to income or other taxation, nor do they  provide to Executive any advice regarding the financial, investment, or legal desirability of his entering into this Release Agreement or making any elections or granting any releases referred to herein; and Executive acknowledges that it is and has been his sole and entire responsibility to explore any such aspects of this Release Agreement with attorneys and/or other advisors of his own selection, in connection with both his decision to enter into this Agreement and any decisions or elections which Executive may subsequently make in relation to any of the subject matter of this Release Agreement.

9.             Agreement Freely and Voluntarily Entered Into.  Executive warrants and represents that he has signed this Release Agreement after review and consultation with legal counsel of his choice and that he understands this Release Agreement and signs it freely, knowingly and voluntarily, without any legal reservation and fully intending to be legally bound hereby.

10.           Executive’s Representations.  In connection with his entering into this Release Agreement, and as an inducement for First Perry, Marysville, HNB, and Halifax to enter into this Release Agreement as well as the Consolidation Agreement, Executive hereby represents the following matters:

a.             That Executive has carefully read and fully understands all of the provisions of this Release Agreement which sets forth the entire agreement between Executive and First Perry, Marysville, HNB, and Halifax regarding the termination of Executive’s employment and Executive’s releasing First Perry, Marysville, HNB, Halifax, and Holding Company, and that Executive has not relied upon any representations or statements, written or oral, not set forth in this document; and

b.             That Executive has had such time as Executive deemed necessary to review, consider, and deliberate as to the terms of this Release Agreement.

11.           Severability.  Should any provision(s) of this Agreement be determined, in a proceeding to enforce or interpret this Agreement, to be invalid or unenforceable, then, provided that the provision(s) deemed to be invalid or unenforceable do not constitute all or substantially all of the undertakings by either Executive or First Perry, Marysville, HNB, Halifax, and the Holding Company, the remainder of this Release Agreement shall continue in full force and effect.

12.           Notices.  Unless otherwise provided in this Release Agreement, any notice required or permitted to be given under this Release Agreement shall be deemed properly given if in writing and if mailed by registered or certified mail, postage prepaid with return receipt requested, to Executive’s residence, in the case of notices to Executive, and to the principal executive offices of First Perry, Marysville, HNB, and Halifax in the case of notices to First Perry, Marysville, HNB, and Halifax.

13.           Choice of Law.  This Agreement shall be governed by, construed under and enforced pursuant to the laws of the Commonwealth of Pennsylvania.

14.           Complete Written Settlement.  This Release Agreement expresses a full and complete settlement of all disputes between Executive and First Perry, Marysville, HNB, Halifax, and the Holding Company and their subsidiaries.  Executive agrees that there are absolutely no agreements or reservations relating to termination of Executive’s employment and Executive’s release of First Perry, Marysville, HNB, Halifax, and the

Holding Company that are not clearly expressed in writing herein.  This Agreement may not be modified except in writing signed by all parties hereto.

15.           Binding on Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns.

16.           Counterparts.  This Agreement may be executed in multiple counterparts, and shall be fully valid, legally binding and enforceable whether executed in a single document or in such counterparts.

17.           Termination.  This Agreement shall terminate and be null and void upon a termination of the Consolidation Agreement in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ATTEST:	HNB BANCORP, INC.

/s/ Robert M. Garst	By:	/s/ Kirk D. Fox

HALIFAX NATIONAL BANK

/s/ Robert M. Garst	By:	/s/ Kirk D. Fox

FIRST PERRY BANCORP, INC.

/s/ Dorothy A. Taylor	By:	/s/ Robert M. Garst

THE FIRST NATIONAL BANK OF MARYSVILLE

/s/ Dorothy A. Taylor	By:	/s/ Robert M. Garst

EXECUTIVE

/s/ Robert M. Garst	/s/ William Hummel
William Hummel